AXA EQUITABLE LIFE INSURANCE COMPANY

INHERITED NON-QUALIFIED PAYOUT ENDORSEMENT

When issued with this Endorsement, and as specified in the Data Pages, this Contract is offered to a beneficiary of a nonqualified deferred annuity contract in his/her capacity as beneficiary. It is intended to make the payments required after the death of the holder of a nonqualified deferred annuity contract under Section 72(s) of the Code.

The purpose of this Contract is to distribute at least annually the amount required with respect to a death benefit under another nonqualified deferred annuity contract after the death of the original holder which the beneficiary has directed to be exchanged to this Contract.

This Inherited Non-Qualified Payout Contract (“Inherited NQ”) is offered to a death beneficiary who is a natural person under another nonqualified deferred annuity contract under the circumstances, and with the conditions, described in this Endorsement.

There are two payout options available under this Inherited NQ Contract as further described below in this Endorsement: 1) the “Beneficiary NQ Stretch Option” (see Part VII.A), and 2) the [“Income Edge Beneficiary Advantage”] Payment Program (see Parts VII.A and VII.B).

This Endorsement is part of your Contract and its provisions apply in lieu of any Contract provisions to the contrary. In this Endorsement, “we”, “our” and “us” mean AXA Equitable Life Insurance Company and “you” and “your” mean the Owner.

The Effective Date of this Endorsement is your Contract Date.

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PART I – DEFINITIONS

SECTION 1.01 ANNUITANT

The following sentences are added at the end:

The Owner of this Contract is also the Annuitant. Joint Annuitants are not permitted under this Contract.

The following Section is deleted: SECTION 1.14 MATURITY DATE

The following Section is deleted and replaced with the following:

SECTION 1.15 NON-NATURAL OWNER

This Inherited NQ Contract is offered only to natural persons who are beneficiaries under another nonqualified deferred annuity contract; Non-Natural Owners are not permitted.

The following Section is deleted and replaced with the following:

SECTION 1.16 OWNER

“Owner” means a beneficiary designated by the Deceased Holder to receive a benefit under the Source Contract after the death of the Deceased Holder, and the beneficiary exchanges his/her entire interest under the Source Contract to this Inherited NQ Contract for purposes of taking Required Payments Under Section 72(s)(2)(B) with respect to the exchanged interest from the Source Contract. Joint Owners are not permitted. The Owner of the Contract cannot be changed.

The following Sections are added at the end of Part I:

SECTION 1.24 REQUIRED PAYMENTS UNDER SECTION 72(s)(2)(B)

“Required Payments Under Section 72(s)(2)(B)” are the post-death payments required when the holder of a nonqualified deferred annuity contract dies before the annuity starting date under such contract and the individual death beneficiary under such contract elects to take distribution of his/her interest over a period not extending beyond the life expectancy of such beneficiary, as described in the Section, “Annuity Benefits Under this Endorsement” in Part VII.A.

SECTION 1.25 REQUIRED PAYMENT STARTING DATE

“Required Payment Starting Date” means the date Required Payments Under Section 72(s)(2)(B) must begin, which can be no later than the date which is one (1) year after the date of death of the Deceased Holder of the Source Contract. The Required Payment Starting Date is shown in the Data Pages and cannot be changed to a later date.

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SECTION 1.26 INHERITED NQ PAYMENT STARTING DATE

“Inherited NQ Payment Starting Date” means the date that payments actually begin under your Contract.

SECTION 1.27 DECEASED HOLDER OF THE SOURCE CONTRACT

“Deceased Holder of the Source Contract” means the individual named in the Data Pages, now deceased, who was the holder (or was treated as the holder) of the Source Contract from which your entire interest as beneficiary was exchanged into this Inherited NQ Contract, and whose death triggers the requirement to distribute amounts with respect to the Source Contract.

SECTION 1.28 SOURCE CONTRACT

“Source Contract” means the nonqualified deferred annuity contract which is the source of the exchange to this Inherited NQ Contract, as described in the Section, “Conditions Applicable to the Source Contract and the Exchange Transaction.”

SECTION 1.29 ANNUAL PAYOUT PERIOD

“Annual Payout Period” means the twelve month period beginning on the Inherited NQ Payment Starting Date and each twelve month period thereafter.

SECTION 1.30 INHERITED NQ PAYMENT ANNIVERSARY DATE

“Inherited NQ Payment Anniversary Date” means the last day of the Annual Payout Period. For purposes of any transaction, including the deduction of a charge, provided under the terms and conditions of this Endorsement which occurs on an Inherited NQ Payment Anniversary Date, if the Inherited NQ Payment Anniversary Date is on a non-Business Day, then the Transaction Date for such transaction will be the Business Day immediately preceding the Inherited NQ Payment Anniversary Date.

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PART III – CONTRIBUTIONS AND ALLOCATIONS

SECTION 3.02 LIMITS ON CONTRIBUTIONS

The following is added at the end of the existing Section:

No Contributions will be accepted unless they are in United States currency. We reserve the right not to accept funds by electronic means unless they meet our specifications.

We indicate in the Data Pages and in this Section any limits on the type, source or amount of Contributions we will accept.

Except as otherwise indicated in this Section or the Data Pages, we accept only one Contribution to this Inherited NQ Contract. We will accept a single Contribution of a Section 1035 exchange of your interest as a beneficiary under the Deceased Holder’s Source Contract. See the Section, “Conditions Applicable to the Source Contract and the Exchange Transaction.”

If you are a beneficiary under more than one Source Contract of the same Deceased Holder you may make more than one exchange of your entire interest as a beneficiary from such Source Contract to this Inherited NQ Contract, and we will treat such multiple exchanges as one Contribution, provided that all of the Source Contracts and all of the exchange transactions meet the requirements of the Section, “Conditions Applicable to the Source Contract and the Exchange Transaction.”

We must receive the Contribution and information we require from the insurance company which issued the Deceased Holder’s Source Contract in sufficient time for us to begin making payments of the Annuity Benefit Under this Endorsement by the Required Payment Starting Date (see Section 3.03 below). See “Annuity Benefit Under This Endorsement” in Parts VII.A and VII.B.

No Contributions will be accepted after payments of the Annuity Benefit Under this Endorsement have begun.

The following new Section is added at the end of this Part:

SECTION 3.03 CONDITIONS APPLICABLE TO THE SOURCE CONTRACT AND THE EXCHANGE TRANSACTION

A.	Conditions applicable to the Source Contract

1)	The death of the Deceased Holder of the Source Contract triggers the requirement to make post-death required payments by the Required Payment Starting Date from or with respect to the proceeds of the Source Contract.

2)	You must not have already made an election with the insurance company which issued the Deceased Holder’s Source Contract for the payout under Section 72(s) of the Code of the Source Contract proceeds.

a)	You must not have elected to receive the Source Contract proceeds within 5 years after the date of death of the Deceased Holder of the Source Contract, in accordance with Section 72(s)(1)(B) of the Code.

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b)	You cannot have previously applied the value of your interest as a beneficiary under the Source Contract to an annuity payout or any other post-death substantially equal periodic payment method offered under the Source Contract in accordance with Section 72(s)(2) of the Code.

B.	Conditions applicable to the exchange transaction

1)	Your “Section 1035 exchange” Contribution is the direct payment from the insurance company which issued the Deceased Holder’s Source Contract of the value of the amounts held by such insurance company for your benefit by reason of the death of the Deceased Holder of the Source Contract.

2)	You must direct the insurance company which issued the Deceased Holder’s Source Contract to exchange your interest as a beneficiary under the Source Contract for your interest under this Inherited NQ Contract. Since you hold your interest under both the Source Contract and under this Inherited NQ Contract in your capacity as an individual who is the beneficiary at the death of the Deceased Holder of the Source Contract, we consider you the “obligee” for purposes of Section 1035 of the Code.

3)	You must apply the entire value of your interest as a beneficiary under the Source Contract to this Inherited NQ Contract. We do not accept partial exchanges of your interest. See, “Annuity Benefit Under This Endorsement”, Parts VII.A and VII.B of this Endorsement below.

4)	We must receive the Contribution and information we require from the insurance company which issued the Deceased Holder’s Source Contract that the exchange transaction is a Section 1035 exchange transaction in sufficient time for us to begin making payments of the Annuity Benefit Under this Endorsement by the Required Payment Starting Date. The Required Payment Starting Date must be no later than one year after the date of death of the Deceased Holder of the Source Contract. See the Section, “Annuity Benefit Under This Endorsement” in Part VII. A of this Endorsement below.

5)	If the insurance company which issued the Deceased Holder’s Source Contract does not provide to us the cost basis of the Source Contract allocable to your interest as a beneficiary exchanged into this Inherited NQ Contract no later than [9 months] after the date of death of the Deceased Holder of the Source Contract, then we cannot honor or implement any election for the [Income Edge Beneficiary Advantage] Payment Program. See the Section, “Annuity Benefits Under this Endorsement” in Part VII.B of this Endorsement below.

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PART V - WITHDRAWALS AND TERMINATION

All sections under Part V are deleted and replaced with the following:

SECTION 5.01 WITHDRAWALS

Unless otherwise stated in the Data Pages, you may request, pursuant to our procedures then in effect, a withdrawal from the Variable Investment Options while this Contract is in force. You may take withdrawals in addition to the Annuity Benefit Under this Endorsement (scheduled Required Payments Under Section 72(s)(2)(B) described in Part VII). The request must be in a form we accept.

SECTION 5.02 CONTRACT TERMINATION

This Contract terminates as of the date that we make the final payment under the Annuity Benefit Under this Endorsement. In addition, if you do not elect the [Income Edge Beneficiary Advantage] Payment Program, we reserve the right to terminate this Contract if one or more of the following events occur, unless otherwise specified in any Endorsement or Data Pages attached hereto:

(a) A withdrawal is made under Section 5.01 that would result in an Annuity Account Value of an amount less than the minimum amount stated in the Data Pages.

(b) If, as a result of the following, your Annuity Account Value is reduced to zero: 1) the deduction of a charge or fee, or 2) the processing of a withdrawal.

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PART VI – PAYMENT UPON DEATH

All sections under Part VI are deleted and replaced with the following:

SECTION 6.01 BENEFICIARY/SUCCESSOR OWNER OF THE ANNUITY BENEFIT UNDER THIS ENDORSEMENT

You give us the name of the person you designate to receive payments of the Annuity Benefit Under this Endorsement if you die before this Contract terminates under the Section, “Contract Termination.” We call this person your “Beneficiary,” and the “Successor Owner” of your interest under this Endorsement. You may change your Beneficiary/Successor Owner while you are alive and while the Contract is in force. Any such change must be made in writing. A change of a previously-designated Beneficiary/Successor Owner will be effective as of the date you sign it, whether or not you are living on the date of receipt at our Processing Office. However, we will not be liable as to any payments we make or actions we take before we receive any such change at our Processing Office.

You may name one or more persons to be primary Beneficiary/Successor Owner and one or more other persons to be contingent Beneficiary/Successor Owner if the primary Beneficiary dies before you. Unless you direct otherwise, if you have named two or more persons as Beneficiary/Successor Owner, the Beneficiary/Successor Owner will be the named person or persons who survive you, and payments will be made to such persons in equal shares or to the survivor.

If there is no named Beneficiary/Successor Owner living or in existence at your death, the Beneficiary/Successor Owner who or which is entitled to the Annuity Benefit Under this Endorsement will be determined in this order: i) your surviving spouse, if any; ii) if there is no surviving spouse, then to your surviving children in equal shares; iii) if there are no surviving children, then to your estate.

SECTION 6.02 CLAIMS REQUIREMENTS FOR PAYMENTS AFTER YOUR DEATH

We need the following “Beneficiary Requirements” before we pay any amounts under this Contract after your death. Any such payments are also subject to any special rules which may apply as described in the Data Pages and any Endorsement attached hereto.

(i)	a properly completed written request;

(ii)	due proof of death (as evidenced by a certified copy of the death certificate);

(iii)	proof satisfactory to us that the person claiming any payment under this Contract is the person entitled to receive it under the terms of Section 6.01;

(iv)	tax information required by the Code; and

(v)	any other forms we require.

Upon receipt of notification of your death, if we have not received the Beneficiary Requirements described above, your Contract will continue to remain invested in the Variable Investment Options and no transactions will be permitted.

Unless otherwise specified in the Data Pages attached hereto, the amount of the Death Benefit is equal to the Annuity Account Value on the Payment Transaction Date.

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SECTION 6.03 MANNER OF PAYMENT FOR PAYMENTS MADE AFTER YOUR DEATH

After your death, Required Payments Under Section 72(s)(2)(B) will continue to the Beneficiary/Successor Owner at least as rapidly as while you were living, and the Annuity Account Value must be depleted by the end of the period certain that is measured by your life expectancy period.

Required Payments Under Section 72(s)(2)(B) may continue to serial Beneficiaries/Successor Owners until the Annuity Account Value falls to zero, including through single sum withdrawals described in the next paragraph.

The Beneficiary/Successor Owner may elect alternatively to withdraw the Annuity Account Value in a single sum and thereby terminate this Inherited NQ Contract.

Where you have named multiple Beneficiaries/Successor Owners, the Annuity Account Value will be divided into shares described in Section 6.01 as of the date the first claim of any Beneficiary/Successor Owner is processed, as described in Section 6.02. Subject to Section 5.02 of this Endorsement, the proportionate shares of payments will continue to be made to each Beneficiary/Successor Owner for the remaining payment period; however each Beneficiary/Successor Owner is eligible to terminate the Beneficiary/Successor Owner’s share of this Inherited NQ Contract and receive instead a share of the Annuity Account Value in a single sum under either the Beneficiary NQ Stretch Option or the [“Income Edge Beneficiary Advantage] Payment Program”. The Inherited NQ Payment Anniversary Date remains the same for each Beneficiary/Successor Owner electing to continue to receive scheduled payments under this Inherited NQ Contract.

If you die after this Contract is issued, but before we make the first payment of the Annuity Benefit Under this Endorsement, we will pay the Annuity Account Value to the Beneficiary/Successor Owner in a single sum. Before we make this single sum payment, the Beneficiary/Successor Owner may elect alternatively to take the Annuity Benefit Under this Endorsement over the period certain that applied to you. Application of your Annuity Account Value to the [Income Edge Beneficiary Advantage] Payment Program are subject to the minimum amount requirement shown in Section 7B.01 for each Beneficiary/Successor Owner who elects to do so.

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PART VII.A

INHERITED NQ - ANNUITY BENEFIT UNDER THIS ENDORSEMENT

PROVISIONS APPLICABLE TO THE BENEFICIARY NQ STRETCH OPTION AND THE

[INCOME EDGE BENEFICIARY ADVANTAGE] PAYMENT PROGRAM

All sections under Part VII are deleted and replaced with the following Sections shown in Parts VII.A and VII.B of this Endorsement:

SECTION 7A.00 DEATH DISTRIBUTION RULES UNDER SECTION 72(s) OF THE CODE

This Inherited NQ Contract is designed and intended to effect the post-death distribution rules under Section 72(s)(2)(B) of the Code for amounts exchanged into this Contract by an individual beneficiary under another nonqualified deferred annuity contract. Section 72(s) of the Code requires that where any holder of an annuity contract dies before the annuity starting date, the entire interest in the annuity contract must be distributed within the timeframe, and in the manner, described in that Section. This Contract is not intended to effect the general rule described in Section 72(s)(1)(B) of the Code, that the entire interest in the contract must be distributed within five years after the holder’s death. This Contract is intended to effect the rule described in Section 72(s)(2)(B) of the Code, that an individual designated as the beneficiary to receive the interest in the nonqualified deferred annuity contract after the holder’s death may take distribution of this interest over a period not extending beyond the life expectancy of the individual beneficiary. These payments must begin within one year after the holder’s death.

SECTION 7A.01 ANNUITY BENEFIT UNDER THIS ENDORSEMENT

The Annuity Benefit Under this Endorsement is the payment of scheduled Required Payments Under Section 72(s)(2)(B) as described in this Part VII.A. The Required Payments Under Section 72(s)(2)(B) are variable and are not guaranteed. The Annuity Benefit Under this Endorsement is a period certain annuity, not a life contingent annuity. No life contingent annuity and no form of annuity benefit is available other than the benefit described in Parts VII.A and VII.B of this Endorsement. The Annuity Benefit Under this Endorsement is not a life contingent annuity, but the certain period is based on the Owner’s life expectancy. See the Sections, “Calculation of Amount of Annuity Benefit Under This Endorsement, and “Conditions for Payment”, below.

Unless cost basis is available and applied for purposes of reporting income amounts and you have elected the “[Income Edge Beneficiary Advantage] Payment Program” as further described in Part VII.B of this Endorsement, this Annuity Benefit Option is termed the “Beneficiary NQ Stretch Option.”

Terms and Conditions of the Inherited NQ Programs described in Part VII.A and Part VII. B of this Endorsement

1)	Once payments begin, they may not be terminated until the Annuity Account Value falls to zero.

2)	On and after the Inherited NQ Payment Starting Date, no traditional or alternate form of annuity benefit described in Part VII of your Contract may be elected.

3)	Payments will be made on a pro-rata basis from the Variable Investment Options.

4)	Contributions are not permitted beginning on the Inherited NQ Payment Starting Date. (See Part III of the Contract.)

5)	You may take withdrawals in addition to scheduled payments from your Contract during the payment period described in this Endorsement (See Section 5.01 of the Contract.)

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6)	You may commute this Contract for its Cash Value once payments begin. (See Section 5.02 of the Contract.)

7)	[Inherited NQ scheduled payments are not subject to Withdrawal Charges. Such payments do not reduce Contributions in the Contract that are subject to Withdrawal Charges. (See Section 8.01 of the Contract.)

8)	Inherited NQ payments reduce your Free Withdrawal Amount. (See Section 8.01 of the Contract.)]

SECTION 7A.02 MANNER OF PAYMENT OF ANNUITY BENEFIT UNDER THIS ENDORSEMENT

Your interest in this Inherited NQ Contract must be distributed, starting on the Required Payment Starting Date over your remaining life expectancy period, with such life expectancy determined in Section 7A.03.

You may elect to begin receiving Required Payments Under Section 72(s)(2)(B) earlier than the Required Payment Starting Date on a form we provide for this purpose. The conditions that we need to honor this request are that we must have received all of your contributions and all the required information that we require to begin payments. If you have elected the [Income Edge Beneficiary Advantage] Payment Program, all conditions stated in Section 7B.01 must be met before requested Inherited NQ Payment Starting Date. If we cannot honor your requested Inherited NQ Payment Starting Date election, due to the conditions of Section 3.03 not being met, we will begin payments to you under the Beneficiary NQ Stretch Option no later than the Required Payment Starting Date.

If you die before the entire interest in this Contract has been fully distributed, scheduled payments under this Contract will continue to the person you name as Beneficiary/Successor Owner for the remaining term of your life expectancy. See “Part VI – Payment Upon Death” in this Endorsement. Once Required Payments Under Section 72(s)(2)(B) begin, they must be made at least annually until this Inherited NQ Contract is terminated. See Part V – Withdrawals and Termination” of this Endorsement.

We will make the first scheduled Required Payment Under Section 72(s)(2)(B) on the Inherited NQ Payment Starting Date and will make each subsequent scheduled Required Payment Under Section 72(s)(2)(B) on the Inherited NQ Payment Anniversary Date unless we allow you to, and you elect to receive each scheduled Post-Death Payment Under Section 72(s)(2)(B) in installments on a more frequent basis than annually. Subsequent payments will be on the same day of the month as the initial payment. If such day is not a Business Day, payment will be made on the following Business Day.

Payments of the Annuity Benefit Under this Endorsement will vary based on the Annuity Account Value as determined on the Inherited NQ Payment Starting Date and each Inherited NQ Payment Anniversary Date. Any additional withdrawals you take under Section 5.01 will also affect the amount of scheduled Required Payments Under Section 72(s)(2)(B).

If on any scheduled payment date, the Annuity Account Value is less than or equal to the scheduled payment amount, the Annuity Account Value will be paid and the Contract will terminate. In the last Annual Payout Period, if the Annuity Account Value on the last scheduled payment date is more than the scheduled payment amount, the remaining Annuity Account Value will be paid. This provision supersedes any Termination Provision to the contrary.

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SECTION 7A.03 CALCULATION OF AMOUNT OF ANNUITY BENEFIT UNDER THIS ENDORSEMENT

If a Charge for taxes applies in your jurisdiction as described in Section 8.06 of this Contract, such amount will be deducted before determining your initial scheduled Required Payment Under Section 72(s)(2)(B).

The amount of the initial scheduled Required Payment Under Section 72(s)(2)(B) is determined by dividing your Annuity Account Value as of the Inherited NQ Payment Starting Date by a divisor representing your initial life expectancy period, as shown in Attachment A. For purposes of calculating your scheduled Required Payments under Section 72(s)(2)(B), we round the numbers in Attachment A down to the whole number based on your age as of December 31 of the calendar year in which payments begin under the Annuity Benefit described in this Endorsement. Each subsequent annual scheduled Required Payment Under Section 72(s)(2)(B) is determined by dividing your remaining Annuity Account Value as of the Inherited NQ Payment Anniversary Date by your remaining life expectancy. On the first day of each subsequent Annual Payout Period, the remaining life expectancy is reduced by 1.

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PART VII.B

INHERITED NQ - ANNUITY BENEFITS

PROVISION APPLICABLE TO

THE [INCOME EDGE BENEFICIARY ADVANTAGE] PAYMENT PROGRAM

SECTION 7B.01 [INCOME EDGE BENEFICIARY ADVANTAGE] PAYMENT PROGRAM

If you elect the [Income Edge Beneficiary Advantage] Payment Program, and you meet the conditions for us to honor or implement the election which are described below, we will take into account the “cost basis” in calculating and reporting income amounts with respect to scheduled Required Payments Under Section 72(s)(2)(B). “Cost Basis” refers to the amount of investment in the Source Contract carried over from the Source Contract to this Contract (as reported to us by the insurance company which issued the Deceased Holder’s Source Contract), plus or minus any subsequent adjustments.

We will calculate your [Income Edge Beneficiary Advantage] payment in the same manner as described in Section 7A.03. See Attachment A. However, you may elect before payments start to take payments over a period certain of less than your life expectancy but no less than [fifteen] years. This election must be made on a form we provide for this purpose. If we cannot honor your [Income Edge Beneficiary Advantage] Payment Program election because of a failure to meet the conditions of this Section and Section 3.03 by [3months] prior to the Required Payment Starting Date, we cannot honor your shorter-than-life-expectancy period certain payment election.

Terms and Conditions of [Income Edge Beneficiary Advantage] Payment Program

In order to participate in the [Income Edge Beneficiary Advantage] Payment Program you must comply with the following terms and conditions in addition to those described in Section 7A.01:

1.	The minimum Annuity Account Value to be applied to the [Income Edge Beneficiary Advantage] Payment Program is [$50,000.00] on the [Income Edge Beneficiary Advantage] Effective Date. The minimum payment for monthly and quarterly frequencies in the first Annual Payout Period is [$250.00].

2.	In addition to the requirements stated in Section 3.03, “Conditions Applicable to the Source Contract and The Exchange Transaction,” and Section 7A.01, (“Annuity Benefit Under This Endorsement”) for us to honor or implement any election for the [Income Edge Beneficiary Advantage] Payment Program, as of the Required Payment Starting Date, your Annuity Account Value must be greater than the “cost basis” reported to us by the insurance company which issued the Deceased Holder’s Source Contract. Otherwise, payments will be made as described in Part VII.A without accounting for cost basis. This program, described in Part VII.A of this Endorsement, is termed the “Beneficiary NQ Stretch Option.”

3.	We must be in receipt of all Contributions from the Source Contract at least [three months] prior to the Required Payment Starting Date.

4.	We must be in receipt of all cost basis information, in good order, from the Source Contract. If there are multiple Source Contracts for the same Deceased Holder, as long as we have cost basis for any Source Contract, we would apply the cost basis we have as long as the Annuity Account Value of the Contract is greater than the cost basis. See Paragraph 2 above.

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If you fail to meet the above conditions, we will be unable to honor your election of the [Income Edge Beneficiary Advantage] Payment Program under the Annuity Benefit Under this Endorsement. We will, instead make payments to you under the NQ Beneficiary Stretch Option described in Part VII.A of this Endorsement no later than the Required Payment Starting Date.

PART VIII - CHARGES

The following Section is deleted and replaced with the following:

SECTION 8.06 CHARGE FOR TAXES

We reserve the right to deduct from the Contributions applied to provide the Annuity Benefit Under this Contract a charge that we determine which is designed to approximate certain taxes that may be imposed on us, including but not limited to premium taxes which may apply in your state.

PART IX - GENERAL PROVISIONS

The following Section is deleted and replaced with the following:

All references in the Contract to “before the Maturity Date” are deleted and replaced with “while this Contract is in force”

SECTION 9.04 REPORTS AND NOTICES

At least once each year, while this Contract is in force, we will send you a report showing on the start and end dates for the current period for:

(a)	the amount of Contributions, withdrawals, and charges to the Annuity Account Value;

(b)	the total number of Accumulation Units in each Separate Account or Variable Investment Option;

(c)	the Accumulation Unit Values;

(d)	the dollar amount in each Separate Account or Variable Investment Option; and

(e)	the Cash Value.

The amount described in (d) above reflects your Annuity Account Value. The information provided will be as of a date not more than four months prior to the date of mailing.

In addition to the report described above, we may also send periodic statements to you reflecting transactions on your Contract during that period.

A report or statement as described above or any written notice as described in any other Section will be satisfied by our mailing any such report, statement or notice to your last known address as shown in our records. If you have enrolled in electronic delivery of such reports, statements or notices, our obligation to deliver such reports, statements or notices will be satisfied by sending them to your last provided email address. We will make copies of the reports and statements available to you upon request. The duplicate copies may have an additional cost as shown in the Data Pages.

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The following Section is deleted:

SECTION 9.05 CHANGE IN OWNER

The following Section is deleted and replaced with the following:

SECTION 9.06 ASSIGNMENTS AND TRANSFERABILITY

You may not transfer this Contract.

No portion of your interest in this Contract or your rights under this Contract may be sold, assigned, pledged or transferred to any person other than the issuer of this Contract, or discounted, encumbered or pledged as collateral for a loan or as security for the performance of an obligation.

AXA EQUITABLE LIFE INSURANCE COMPANY

[	[

Mark Pearson,	Karen Field Hazin, Vice President,
Chairman of the Board and Chief Executive Officer ]	Secretary and Associate General Counsel ]

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ATTACHMENT A*

Age	Life Expectancy	Age	Life Expectancy
[0	82.4	37	46.5
1	81.6	38	45.6
2	80.6	39	44.6
3	79.7	40	43.6
4	78.7	41	42.7
5	77.7	42	41.7
6	76.7	43	40.7
7	75.8	44	39.8
8	74.8	45	38.8
9	73.8	46	37.9
10	72.8	47	37
11	71.8	48	36
12	70.8	49	35.1
13	69.9	50	34.2
14	68.9	51	33.3
15	67.9	52	32.3
16	66.9	53	31.4
17	66	54	30.5
18	65	55	29.6
19	64	56	28.7
20	63	57	27.9
21	62.1	58	27
22	61.1	59	26.1
23	60.1	60	25.2
24	59.1	61	24.4
25	58.2	62	23.5
26	57.2	63	22.7
27	56.2	64	21.8
28	55.3	65	21
29	54.3	66	20.2
30	53.3	67	19.4
31	52.4	68	18.6
32	51.4	69	17.8
33	50.4	70	17
34	49.4	71	16.3 ]
35	48.5
36	47.5

*	See Section 7A.03, “CALCULATION OF AMOUNT OF ANNUITY BENEFIT UNDER THIS ENDORSEMENT”

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